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Exhibit 4.3
Final Plan Document

POLYMER GROUP, INC.
2003 STOCK OPTION PLAN

1.
Purpose

        This plan shall be known as the Polymer Group, Inc. 2003 Stock Option Plan (the "Plan"). The purpose of the Plan shall be to promote the long-term growth and profitability of Polymer Group, Inc. (the "Company") and its Subsidiaries by (i) providing certain directors, officers and employees of, and certain other individuals who perform services for, or to whom an offer of employment has been extended by, the Company and its Subsidiaries with incentives to maximize stockholder value and otherwise contribute to the success of the Company and (ii) enabling the Company to attract, retain and reward the best available persons for positions of responsibility. Only grants of non-qualified stock options may be made under the Plan.

2.
Definitions

        (a)   "Board of Directors" and "Board" mean the board of directors of the Company.

        (b)   "Cause" means the occurrence of one or more of the following events:

            (i)  Conviction of a felony or any crime or offense lesser than a felony involving the property of the Company or a Subsidiary; or

           (ii)  A breach of Executive's duty of loyalty to the Company or any of its Subsidiaries or any act of dishonesty or fraud with respect to the Company or any of its Subsidiaries; or

          (iii)  The commission by Executive of a felony, a crime involving moral turpitude or other act or omission causing material harm to the standing and reputation of the Company and its Subsidiaries; or

          (iv)  Reporting to work under the influence of alcohol or illegal drugs, the use of illegal drugs (whether or not at the workplace) or other repeated conduct causing the Company or any of its Subsidiaries substantial public disgrace or disrepute or economic harm; or

           (v)  Any act or omission aiding or abetting a competitor, supplier or customer of the Company or any of its Subsidiaries to the material disadvantage or detriment of the Company and its Subsidiaries

        (c)   "Change in Control" means the occurrence of one of the following events:

            (i)  if any "person" or "group" as those terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successors thereto, other than an Exempt Person, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act or any successor thereto), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities, other than an acquisition by an Exempt Person; or

           (ii)  during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new directors whose election by the Board or nomination for election by the Company's stockholders was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved, cease for any reason to constitute a majority thereof; or

          (iii)  the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation (A) which would result in all or a portion of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) by which the corporate existence of the Company is not affected and following which the Company's chief executive officer and directors retain their positions with the Company (and constitute at least a majority of the Board); or

          (iv)  the consummation of a plan of complete liquidation of the Company or consummation of the sale or disposition by the Company of all or substantially all the Company's assets, other than a sale to an Exempt Person.

        (d)   "Code" means the Internal Revenue Code of 1986, as amended.

        (e)   "Committee" means the Compensation Committee of the Board, which shall consist solely of two or more members of the Board.

        (f)    "Common Stock" means the Class A Common Stock, par value $.01 per share, of the Company, and any other shares into which such stock may be changed by reason of a recapitalization, reorganization, merger, consolidation or any other change in the corporate structure or capital stock of the Company.

        (g)   "Competition" is deemed to occur if a person whose employment with the Company or its Subsidiaries has terminated obtains a position as a full-time or part-time employee of, as a member of the board of directors of, or as a consultant or advisor with or to, or acquires an ownership interest in excess of 5% of, a corporation, partnership, firm or other entity that engages in any of the businesses of the Company or any Subsidiary.

        (h)   "Disability" means a disability that would entitle an eligible participant to payment of monthly disability payments under any Company disability plan or as otherwise determined by the Committee.

        (i)    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        (j)    "Exempt Person" means (i) MatlinPatterson Global Opportunities Fund L.P., MatlinPatterson Global Opportunities Partners, L.P., MatlinPatterson Global Opportunities Partners B, L.P., Matlin Patterson LLC, MatlinPatterson Asset Management LLC, MatlinPatterson Global Advisers LLC, MatlinPatterson Global Opportunities Partners(Bermuda), L.P., MatlinPatterson Global Partners LLC and any of their respective affiliated entities, (ii) any person, entity or group under the control of any party included in clause (i), or (iii) any employee benefit plan of the Company or a trustee or other administrator or fiduciary holding securities under an employee benefit plan of the Company.

        (k)   "Fair Market Value" of a share of Common Stock of the Company means, as of the date in question, the officially-quoted closing selling price of the stock (or if no selling price is quoted, the bid price) on the principal securities exchange on which the Common Stock is then listed for trading (including for this purpose the Nasdaq National Market) (the "Market") for the applicable trading day or, if the Common Stock is not then listed or quoted in the Market, the Fair Market Value shall be the fair value of the Common Stock determined in good faith by the Board; provided, however, that when shares received upon exercise of an option are immediately sold in the open market, the net sale price received may be used to determine the Fair Market Value of any shares used to pay the exercise price or applicable withholding taxes and to compute the withholding taxes.

        (l)    "Non-Employee Director" has the meaning given to such term in Rule 16b-3 under the Exchange Act and any successor thereto.

        (m)  "Retirement" means retirement as defined under any Company pension plan or retirement program or termination of one's employment on retirement with the approval of the Committee.

        (n)   "Subsidiary" means a corporation or other entity of which outstanding shares or ownership interests representing 50% or more of the combined voting power of such corporation or other entity entitled to elect the management thereof, or such lesser percentage as may be approved by the Committee, are owned directly or indirectly by the Company.

3.
Administration

        The Plan shall be administered by the Committee; provided that the Board may, in its discretion, at any time and from time to time, resolve to administer the Plan, in which case the term "Committee" shall be deemed to mean the Board for all purposes herein. Subject to the provisions of the Plan, the Committee shall be authorized to (i) select persons to participate in the Plan, (ii) determine the form and substance of grants made under the Plan to each participant, and the conditions and restrictions, if any, subject to which such grants will be made, (iii) certify that the conditions and restrictions applicable to any grant have been met, (iv) modify the terms of grants made under the Plan, (v) interpret the Plan and grants made thereunder, (vi) make any adjustments necessary or desirable in connection with grants made under the Plan to eligible participants located outside the United States and (vii) adopt, amend, or rescind such rules and regulations, and make such other determinations, for carrying out the Plan as it may deem appropriate. Decisions of the Committee on all matters relating to the Plan shall be in the Committee's sole discretion and shall be conclusive and binding on all parties. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with applicable federal and state laws and rules and regulations promulgated pursuant thereto. No member of the Committee and no officer of the Company shall be liable for any action taken or omitted to be taken by such member, by any other member of the Committee or by any officer of the Company in connection with the performance of duties under the Plan, except for such person's own willful misconduct or as expressly provided by statute.

        The expenses of the Plan shall be borne by the Company. The Plan shall not be required to establish any special or separate fund or make any other segregation of assets to assume the payment of any award under the Plan, and rights to the payment of such awards shall be no greater than the rights of the Company's general creditors.

4.
Shares Available for the Plan

        Subject to adjustments as provided in Section 15, an aggregate of 400,000 shares of Common Stock (the "Shares") may be issued pursuant to the Plan. Such Shares may be in whole or in part authorized and unissued or held by the Company as treasury shares. If any grant under the Plan expires or terminates unexercised, becomes unexercisable or is forfeited as to any Shares, or is tendered or withheld as to any shares in payment of the exercise price of the grant or the taxes payable with respect to the exercise, then such unpurchased, forfeited, tendered or withheld Shares shall thereafter be available for further grants under the Plan.

        Without limiting the generality of the foregoing provisions of this Section 4 or the generality of the provisions of Sections 3, 6 or 13 or any other section of this Plan, the Committee may, at any time or from time to time, and on such terms and conditions (that are consistent with and not in contravention of the other provisions of this Plan) as the Committee may, in its sole discretion, determine, enter into agreements (or take other actions with respect to the options) for new options containing terms (including exercise prices) more (or less) favorable than the outstanding options.

5.
Participation

        Participation in the Plan shall be limited to those directors (including Non-Employee Directors), officers (including non-employee officers) and employees of, and other individuals performing services for, or to whom an offer of employment has been extended by, the Company and its Subsidiaries selected by the Committee (including participants located outside the United States). Nothing in the Plan or in any grant thereunder shall confer any right on a participant to continue in the employ as a director or officer of or in the performance of services for the Company or shall interfere in any way with the right of the Company to terminate the employment or performance of services or to reduce the compensation or responsibilities of a participant at any time. By accepting any award under the Plan, each participant and each person claiming under or through him or her shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee.

        Non-qualified stock options may be granted to such persons and for such number of Shares as the Committee shall determine (such individuals to whom grants are made being sometimes herein called "optionees" or "grantees," as the case may be). Determinations made by the Committee under the Plan need not be uniform and may be made selectively among eligible individuals under the Plan, whether or not such individuals are similarly situated. A grant made hereunder in any one year to an eligible participant shall neither guarantee nor preclude a further grant to such participant in that year or subsequent years.

6.
Non-qualified Options

        The Committee may from time to time grant to eligible participants Non-qualified stock options. In any one calendar year, the Committee shall not grant to any one participant options to purchase a number of shares of Common Stock in excess of 20% of the total number of Shares authorized under the Plan pursuant to Section 4. The options granted shall take such form as the Committee shall determine, subject to the following terms and conditions.

        (a)    Price.    The price per Share deliverable upon the exercise of each option ("exercise price") shall be established by the Committee, except that the exercise price may not be less than 100% of the Fair Market Value of a share of Common Stock as of the date of grant of the option.

        (b)    Payment.    Options may be exercised, in whole or in part, upon payment of the exercise price of the Shares to be acquired. Unless otherwise determined by the Committee, payment shall be made (i) in cash (including check, bank draft, money order or wire transfer of immediately available funds), (ii) by delivery of outstanding shares of Common Stock with a Fair Market Value on the date of exercise equal to the aggregate exercise price payable with respect to the options' exercise, (iii) by simultaneous sale through a broker of Shares acquired on exercise, as permitted under Regulation T of the Federal Reserve Board, as long as the Company receives payment of the exercise price prior to delivering such Shares (iv) by authorizing the Company to withhold from issuance a number of Shares issuable upon exercise of the options which, when multiplied by the Fair Market Value of a share of Common Stock on the date of exercise, is equal to the aggregate exercise price payable with respect to the options so exercised or (v) by any combination of the foregoing.

        In the event a grantee elects to pay the exercise price payable with respect to an option pursuant to clause (ii) above, (A) only a whole number of share(s) of Common Stock (and not fractional shares of Common Stock) may be tendered in payment, (B) such grantee must present evidence acceptable to the Company that he or she has owned any such shares of Common Stock tendered in payment of the exercise price (and that such tendered shares of Common Stock have not been subject to any substantial risk of forfeiture) for at least six months prior to the date of exercise, and (C) Common Stock must be delivered to the Company. Delivery for this purpose may, at the election of the grantee, be made either by (A) physical delivery of the certificate(s) for all such shares of Common Stock tendered in payment of the price, accompanied by duly executed instruments of transfer in a form acceptable to the Company, or (B) direction to the grantee's broker to transfer, by book entry, such shares of Common Stock from a brokerage account of the grantee to a brokerage account specified by the Company. When payment of the exercise price is made by delivery of Common Stock, the difference, if any, between the aggregate exercise price payable with respect to the option being exercised and the Fair Market Value of the shares of Common Stock tendered in payment (plus any applicable taxes) shall be paid in cash. No grantee may tender shares of Common Stock having a Fair Market Value exceeding the aggregate exercise price payable with respect to the option being exercised (plus any applicable taxes).

        In the event a grantee elects to pay the exercise price payable with respect to an option pursuant to clause (iv) above, (A) only a whole number of Share(s) (and not fractional Shares) may be withheld in payment and (B) such grantee must present evidence acceptable to the Company that he or she has owned a number of shares of Common Stock at least equal to the number of Shares to be withheld in payment of the exercise price (and that such owned shares of Common Stock have not been subject to any substantial risk of forfeiture) for at least six months prior to the date of exercise. When payment of the exercise price is made by withholding of Shares, the difference, if any, between the aggregate exercise price payable with respect to the option being exercised and the Fair Market Value of the Shares withheld in payment (plus any applicable taxes) shall be paid in cash. No grantee may authorize the withholding of Shares having a Fair Market Value exceeding the aggregate exercise price payable with respect to the option being exercised (plus any applicable taxes). Any withheld Shares shall no longer be issuable under such option (except pursuant to any Reload Option (as defined below) with respect to any such withheld Shares).

        (c)    Terms of Options.    The term during which each option may be exercised shall be determined by the Committee, and except as otherwise provided herein, no option shall be exercisable in whole or in part more than ten years from the date it is granted. All rights to purchase Shares pursuant to an option shall, unless sooner terminated, expire at the date designated by the Committee. Each option shall only become exercisable upon the earlier to occur of (x) the date that is five years after the grant date of the option and (y) concurrently upon the consummation of a Change in Control of the Company. The Shares constituting each installment may be purchased in whole or in part at any time after such installment becomes exercisable, subject to such minimum exercise requirements as may be designated by the Committee. Prior to the exercise of an option and delivery of the Shares represented thereby, the optionee shall have no rights as a stockholder with respect to any Shares covered by such outstanding option (including any dividend or voting rights).

        (d)    Termination; Forfeiture. Death or Disability.    If a participant ceases to be a director, officer or employee of, or to perform other services for, the Company and any Subsidiary due to death or Disability, all of the participant's options that were fully vested as of the date of cessation of services to the Company or any Subsidiary shall remain outstanding, but in any event not longer than the expiration date of the options; provided that in the case of a disability the participant does not engage in Competition during any time in which such options are outstanding unless he or she received the prior written consent to do so from the Board or the Committee. In the event such participant engages in Competition during such period without such consent, all outstanding options, whether or not then vested or exercisable, shall expire and be immediately forfeited and no longer considered to be outstanding or subject to exercise.

          (ii)    Retirement.    If a participant ceases to be a director, officer or employee of, or to perform other services for, the Company and any Subsidiary upon the occurrence of his or her Retirement, all of the participant's options that were fully vested on the date of Retirement shall remain outstanding, but in any event not longer than the expiration date of the options; provided that the participant does not engage in Competition during any time in which such options are outstanding unless he or she receives written consent to do so from the Board or the Committee. In the event such participant engages in Competition during such period without such consent, all outstanding options, whether or not then vested or exercisable, shall expire and be immediately forfeited and no longer considered to be outstanding or subject to exercise.

          (iii)    Discharge for Cause.    If a participant ceases to be a director, officer or employee of, or to perform other services for, the Company or a Subsidiary due to Cause, or if a participant does not become a director, officer or employee of, or does not begin performing other services for, the Company or a Subsidiary for any reason, upon such cessation or non-commencement, all of the participant's options, whether or not any such options are then vested or exercisable shall expire and be immediately forfeited and no longer considered to be outstanding or subject to exercise.

          (iv)    Other Termination.    Unless otherwise determined by the Committee, if a participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company or a Subsidiary for any reason other than death, Disability, Retirement or Cause, all of the participant's options that were fully vested on the date of such cessation shall remain outstanding, but in any event not longer than the expiration date of the options; provided that the participant does not engage in Competition during any time in which such options are outstanding unless he or she receives the prior written consent to do so from the Board or the Committee. In the event such participant engages in Competition during such period without such consent, all outstanding options, whether or not then vested or exercisable, shall expire and be immediately forfeited and no longer considered to be outstanding or subject to exercise.

        (e)    Change in Control.    If there is a Change in Control of the Company, all of the participant's options that have become vested shall be exercisable concurrently upon the consummation of such Change in Control and shall remain so for up to 30 days after the date of the Change in Control, but in no event shall the options remain outstanding after the expiration date of the options.

7.
Withholding Taxes

        (a)    Participant Election.    Unless otherwise determined by the Committee, a participant may elect to deliver shares of Common Stock (or have the Company withhold shares acquired upon exercise of an option to satisfy, in whole or in part, the amount the Company is required to withhold for taxes in connection with the exercise of an option. Such election must be made on or before the date the amount of tax to be withheld is determined. Once made, the election shall be irrevocable. The fair market value of the shares to be withheld will be the Fair Market Value as of the date the amount of tax to be withheld is determined. In the event a participant elects to deliver or have the Company withhold shares of Common Stock pursuant to this Section 7(a), such delivery or withholding must be made subject to the conditions and pursuant to the procedures set forth in Section 6(b) with respect to the delivery or withholding of Common Stock in payment of the exercise price of options.

        (b)    Company Requirement.    The Company may require, as a condition to any exercise under the Plan or to the delivery of certificates for Shares issued hereunder, that the optionee make provision for the payment to the Company, either pursuant to Section 7(a) or this Section 7(b), of federal, state or local taxes of any kind required by law to be withheld with respect to any delivery of Shares. The Company, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind (including salary or bonus) otherwise due to an optionee, an amount equal to any federal, state or local taxes of any kind required by law to be withheld with respect to any delivery of Shares under the Plan.

8.
Vesting

        (a)    General.    Each employee to whom a grant is made under the Plan shall enter into a written agreement with the Company that shall contain such provisions, including without limitation vesting requirements, consistent with the provisions of the Plan, as may be approved by the Committee. Unless the Committee determines otherwise and except as otherwise provided in Section 6 in connection with a Change in Control, no grant under this Plan may be exercised within six months of the date such grant is made. There shall be no pro-rata vesting of options during the course of any year.

        (b)    Service Vesting.    Each grant of an option hereunder shall specify a percentage (or number of shares) of the total grant that is subject to service vesting. Each option will vest in the percentage (or number of shares) specified if, and only if, the grantee remains as a director, officer, employee or service provider to the Company on December 31, of each year, as specified in the grant.

        (c)    Corporate Financial Performance.    Each grant of an option hereunder shall specify a percentage (or number of shares) of the total grant that is subject to vesting based on the overall financial performance of the Company ("Corporate Financial Performance"). Prior to April 1 of each year, the Committee shall establish such financial targets as it determines for the purpose of measuring the Corporate Financial Performance. Such targets may be determined by reference to generally accepted accounting principles or otherwise. Prior to March 31 of each year, beginning in 2005, the Committee shall notify the grantees as to whether the Company has achieved the Corporate Financial

Performance standards for the just-completed year. In order for each portion of a grant to vest, all of such targets must be met and the grantee must be employed by the Company on the March 31 next following the target year in question (e.g., March 31, 2005, for the year of 2004).

        (d)    Divisional Financial Performance.    Each grant of an option hereunder may also specify a percentage (or number of shares) of the total grant, that is subject to vesting based on the financial performance of a division ("Divisional Financial Performance") in which the grantee is employed or has responsibility. Prior to April 1 of each year, the Committee shall establish such financial targets as it determines for the purpose of measuring the Divisional Financial Performance. The financial targets for each division may be different, both as to matters measured as well as the specific measures employed. Such targets may be determined by reference to generally accepted accounting principles or otherwise. Prior to March 31 of each year, beginning in 2005, the Committee shall notify the grantees as to whether the Company has achieved the applicable Divisional Financial Performance standards. In order for each portion of the grant to vest, all of such targets must be met and the grantee must be employed by the Company on the March 31 next following the target year in question (e.g., March 31, 2005, for the year of 2004).

        (e)    Make-Up Provision.    In the event that in any particular year either the Corporate Financial Performance targets and/or Divisional Financial Performance targets are not met ("Missed Year"), the Committee shall so notify each grantee and the percentage (or number of shares) of an option grant that were subject to vesting and did not vest in the Missed Year ("Carryover Amount") shall be carried over to the immediately succeeding year on one occasion and tested for vesting against the applicable performance standards for such immediately succeeding year. If the performance standards in such immediately succeeding year are met, the Carryover Amount related to the Missed Year shall vest at the same time and in the same manner as the portion of the option grant originally allocated to such succeeding year. In no event shall any unvested portion of an option grant be subject to carryover vesting for more than the one year following the Missed Year. By way of example, if the Company missed a performance target in 2004, the unvested amount for 2004 would be subject to vesting if the targets established for 2005 were met. If such new 2005 targets were not met, the 2004 portion would expire unvested and the 2005 portion would be subject to carryover for 2006. If the 2005 targets were met, both the 2004 and 2005 portions would vest.

        (f)    Change in Control.    If there is a Change in Control of the Company, the portion of a participant's options that have not yet vested that are subject to service vesting shall become vested and shall be exercisable concurrently upon the consummation of such Change in Control as provided under Section 6(e) above. Any portion of a participant's options that have not yet vested that are subject to Corporate Financial Performance or Divisional Financial Performance shall not otherwise vest solely as a result of the consummation of a Change in Control.

9.
Transferability

        Unless the Committee determines otherwise, no option granted under the Plan shall be transferable by a participant other than by will or the laws of descent and distribution. Unless the Committee determines otherwise, an option may be exercised only by the optionee; by the executor or administrator of the estate of any of the foregoing or any person to whom the Option is transferred by will or the laws of descent and distribution. All provisions of this Plan shall in any event continue to apply to any option granted under the Plan and transferred as permitted by this Section 9, and any transferee of any such option shall be bound by all provisions of this Plan as and to the same extent as the applicable original grantee.

10.
Listing, Registration and Qualification

        If the Committee determines that the listing, registration or qualification upon any securities exchange or under any law of Shares subject to any option is necessary or desirable as a condition of, or in connection with, the issue or purchase of Shares thereunder, no such option may be exercised in whole or in part, unless such listing, registration or qualification is effected free of any conditions not acceptable to the Committee.

11.
Transfer of Employee

        The transfer of an employee from the Company to a Subsidiary, from a Subsidiary to the Company, or from one Subsidiary to another shall not be considered a termination of employment; nor shall it be considered a termination of employment if an employee is placed on military or sick leave or such other leave of absence which is considered by the Committee as continuing intact the employment relationship.

12.
Adjustments

        In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, distribution of assets, or any other change in the corporate structure or shares of the Company, the Committee shall make such adjustment as it deems appropriate in the number and kind of Shares or other property available for issuance under the Plan (including, without limitation, the total number of Shares available for issuance under the Plan pursuant to Section 4), in the number and kind of Shares covered by grants previously made under the Plan, and in the exercise price of outstanding options. Any such adjustment shall be final, conclusive and binding for all purposes of the Plan. In the event of any merger, consolidation or other reorganization in which the Company is not the surviving or continuing corporation or in which a Change in Control is to occur, all of the Company's obligations regarding options that were granted hereunder and that are outstanding on the date of such event shall, on such terms as may be approved by the Committee prior to such event, be assumed by the surviving or continuing corporation or canceled in exchange for property (including cash).

        Without limitation of the foregoing, in connection with any transaction of the type specified by clause (iii) of the definition of a Change in Control in Section 2(c), the Committee may, in its discretion, (i) cancel any or all outstanding options under the Plan in consideration for payment to the holders thereof of an amount equal to the portion of the consideration that would have been payable to such holders pursuant to such transaction if their options had been fully exercised immediately prior to such transaction, less the aggregate exercise price that would have been payable therefor, or (ii) if the amount that would have been payable to the option holders pursuant to such transaction if their options had been fully exercised immediately prior thereto would be equal to or less than the aggregate exercise price that would have been payable therefor, cancel any or all such options for no consideration or payment of any kind. Payment of any amount payable pursuant to the preceding sentence may be made in cash or, in the event that the consideration to be received in such transaction includes securities or other property, in cash and/or securities or other property in the Committee's discretion.

13.
Amendment and Termination of the Plan

        The Board of Directors or the Committee, without approval of the stockholders, may amend or terminate the Plan, except that no amendment shall become effective without prior approval of the stockholders of the Company if stockholder approval would be required by applicable law or regulations, including if required for continued compliance with the performance-based compensation exception of Section 162(m) of the Code or any successor thereto or by any listing requirement of the principal stock exchange on which the Common Stock is then listed.

14.
Commencement Date; Termination Date

        The date of commencement of the Plan shall be December 3, 2003, subject to approval by the shareholders of the Company.

        Unless previously terminated upon the adoption of a resolution of the Board terminating the Plan, the Plan shall terminate at the close of business on December 3, 2013. No termination of the Plan shall materially and adversely affect any of the rights or obligations of any person, without his or her written consent, under any grant of options theretofore granted under the Plan.

15.
Severability

        Whenever possible, each provision of the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Plan.

16.
Governing Law

        The Plan shall be governed by the corporate laws of the State of Delaware, without giving effect to any choice of law provisions that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

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  Exhibit 4.3 Final Plan Document